Exhibit 10.24
TERMINATION AGREEMENT
     THIS TERMINATION AGREEMENT (this “Agreement”), entered into as of May 22, 2006, by and between Lawrence N. Mondry (the “Consultant”) whose address is 17532 Woods Edge Drive, Dallas, TX 75287 and Golfsmith International Holdings, Inc. (the “Company”), whose principal place of business is 11000 N. I H 35, Austin, TX 78753.
W I T N E S S E T H :
     WHEREAS, the Company and the Consultant are party to that certain Consulting Agreement, dated as of June 9, 2005 (the “Consulting Agreement”); and
     WHEREAS, in connection with the Company’s proposed initial public offering of common stock, the Company and the Consultant wish to terminate and discharge certain obligations of the parties under the Consulting Agreement, subject to the limitations set forth herein.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
Article I.
Termination
          1.1 Termination of the Consulting Agreement. Pursuant to Section 1 of the Consulting Agreement, the Company and the Consultant hereby agree to terminate Sections 1, 2, 3 and 4 of the Consulting Agreement effective as of the date hereof and hereby agree that the Company and the Consultant shall have no further rights or obligations under such Sections following the date hereof.
          1.2 Waiver of Severance. The Consultant hereby agrees to release the Company and any and all of the Company’s predecessors, successors, assigns, subsidiaries, parents, branches, divisions, affiliates, related entities and present and former officers, directors, employees and agents (of either the Company or any and all of the Company’s predecessors, successors, assigns, subsidiaries, parents, branches, divisions, affiliates and related entities) (collectively, “Company Officials”), individually and in their official capacities, of and from all causes of action, claims, damages, judgments or agreements of any kind including, but not limited to, all matters arising out of the Consultant’s provision of services to the Company and the termination of certain obligations under the Consulting Agreement pursuant to the Agreement.
          1.3 Other Provisions of the Consulting Agreement. Notwithstanding Section 1.1 hereof, Sections 5, 6, 7 and 8 of the Consulting Agreement shall remain in full force and effect and shall not be amended or altered in any way hereby.

Article II.
Miscellaneous
          2.1. Entire Agreement; Amendment. This Agreement contains the entire understanding of the parties with respect to the subject matter contained herein. This Agreement supersedes all prior and contemporaneous agreements, arrangements, contracts, discussions, negotiations, undertakings and understandings (whether written or oral) among the parties with respect to such subject matter. This Agreement may be amended only by a written instrument executed by each of the parties hereto.
          2.2. Captions. Article and section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.
          2.3. Governing Law; Waiver. This Agreement shall be and any dispute arising under this Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York, without regard to conflicts of laws and such principles thereof, or any other law that would make the laws of any jurisdiction other than the State of New York applicable hereto. To the extent permitted by applicable law, the parties hereto waive any provision of law that renders any term or provision of this Agreement invalid or unenforceable in any respect.
          2.4. Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.
          2.5. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.
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     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

LAWRENCE N. MONDRY

By:	/s/ Lawrence N. Mondry

GOLFSMITH INTERNATIONAL HOLDINGS, INC.

By:	/s/ Virginia Bunte

Name: Virginia Bunte
Title: Senior Vice President, Chief Financial Officer and Treasurer